Exhibit 99.1

Important Sarbanes Oxley Blackout Notice

DATE:	November18, 2009

TO:	Directors and Officers of Meritage Homes Corporation

FROM:	Meritage Homes Corporation

1.               This notice is to inform you that the Meritage Homes Corporation 401(k) Savings Plan, which contains Meritage Homes Corporation common stock in its trust fund, will be changing its service provider. As a result of the change, the Plan will face a “Blackout Period.”

2.               As a result of these changes, Participants temporarily will be unable to direct or diversify investments in their accounts, request or obtain a loan or withdrawal from the Plan, or transfer monies. This period, during which the participants will be unable to exercise these rights otherwise available under the Plan, is called a “Blackout Period.” Whether or not a Participant is planning retirement in the near future, it is encouraged Participants carefully consider how this Blackout Period may affect their retirement planning, as well as their overall financial plan.

3.               The blackout period for the Plan is estimated to begin on December 28, 2009 and end on January 25, 2010.

4.               This notice is provided to you pursuant to Rule 104 of Regulation BTR and Section 306 of the Sarbanes-Oxley Act of 2002. Pursuant to these rules, directors and executive officers may not directly or indirectly purchase, sell or otherwise acquire or transfer any equity security (except for certain defined exempt securities) of Meritage during the Blackout Period. Accordingly, you may not engage in such transactions in Meritage stock during such period of time.

5.               If you have any questions during this notice, you should contact:

Bobbi O’Brien

17851 North 85th Street, Suite 300

 Scottsdale, Arizona 85255

 480-515-8100